Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Construction Partners, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:
1. The Amended and Restated Certificate of Incorporation of the Corporation was originally filed with the Delaware Secretary of State on April 23, 2018 (the “Certificate of Incorporation”).
2. At a meeting of the Board of Directors of the Corporation duly called and held on November 3, 2022, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation, declaring said amendment to be advisable and submitting said amendment for consideration thereof at the annual meeting of stockholders of said Corporation. The resolution setting forth the proposed amendment is as follows:
RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing Section 8.1 thereof so that, as amended, said Section 8.1 shall be and read as follows:
Section 8.1 Limitation of Director and Officer Liability.
To the fullest extent that the DGCL or any other law of the State of Delaware as the same exists or is hereafter amended permits the limitation or elimination of the liability of directors or officers, no person who is or was a director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Any repeal or amendment of this Section 8.1 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 8.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors or officers) and shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.
3. Thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of said Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
4. The aforesaid amendment to the Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
5. All other provisions of the Certificate of Incorporation shall remain in full force and effect.
IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed this 23rd day of February, 2023.

CONSTRUCTION PARTNERS, INC.

By:	/s/ Ned N. Fleming, III
Ned N. Fleming, III
Executive Chairman of the Board